As filed with the Securities and Exchange Commission on March 23, 2004
Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

CHAMPION INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

West Virginia	55-0717455

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2450 First Avenue P. O. Box 2968 Huntington, West Virginia	25728

(Address of Principal Executive Offices)	Zip Code

CHAMPION INDUSTRIES, INC. 2003 STOCK OPTION PLAN

(Full Title of the Plan)

Todd R. Fry, Vice President and Chief Financial Officer
P.O. Box 2968, Huntington, West Virginia 25728-2968

(Name and address of agent for service)

304-528-2791

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of Securities to be	Amount to be	offering price	aggregate	registration
registered	registered	per share (1)	offering price	fee
Common Stock $1.00 par value	475,000	$4.745	$2,253,875	$286

(1)	Estimated solely for purpose of computing the registration fee based upon the average of the high and low trade prices of the Common Stock as reported on the NASDAQ NMS on March 15, 2004.

Exhibit Index on page 9.

Page 1 of 11 pages.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

ITEM 2. Registrant Information and Employee Plan Annual Information

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     Champion Industries, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2003, filed with the Securities and Exchange Commission on January 26, 2004, and all other reports filed with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since that date are hereby incorporated by reference.

     The “Description of Capital Stock” contained in Registration Statement on Form S-2 under the Securities Act of 1933 filed with the Securities and Exchange Commission on March 9, 1998, File No. 333-47585, is hereby incorporated by reference.

     Any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 and all reports which may be filed with the Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof prior to the completion of the offering contemplated hereby, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.

ITEM 4. Description of Securities.

     Not Applicable.

ITEM 5. Interests of Named Experts and Counsel.

     Not Applicable.

ITEM 6. Indemnification of Directors and Officers.

     Article VIII of the Registrant’s By-Laws provides as follows:

     Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representatives, shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgement of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all rights to which any director or officer may be entitled as a matter of law.

     The Registrant has entered into indemnification agreements with certain directors and executive officers of the Registrant, including the directors who are also employees of the Registrant, to confirm and expand the Registrant’s obligation to indemnify such persons. The indemnification contracts with the directors and officers (i) confirm the indemnity provided to them by the Registrant’s Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws, and (ii) provide that, in addition, the directors and officers shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their service as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The indemnification contracts provide that no indemnification will be permitted if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or on account of any remuneration paid to a director or officer which is adjudicated to have been paid in violation of law.

     Champion Industries, Inc. is a West Virginia corporation subject to the applicable indemnification provisions of the West Virginia Business Corporation Act. The foregoing indemnity provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Champion Industries, Inc. pursuant to the foregoing provisions, or otherwise, Champion Industries, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Champion Industries, Inc. of expenses incurred or paid by a director, officer or controlling person of Champion Industries, Inc. in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Champion Industries, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 7. Exemption from Registration Claimed.

     Not Applicable

ITEM 8. Exhibits.

     See the Exhibit Index attached hereto.

ITEM 9. Undertakings.

     A. The undersigned Registrant, CHAMPION INDUSTRIES, INC. hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on March 17, 2004.

CHAMPION INDUSTRIES, INC.

By	/s/ Marshall T. Reynolds

Marshall T. Reynolds
Chairman of the Board of Directors and Chief Executive Officer

By	/s/ Kirby J. Taylor

Kirby J. Taylor
President and Chief Operating Officer

By	/s/ Todd R. Fry

Todd R. Fry, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     We, the undersigned officers and directors of Champion Industries, Inc., hereby severally constitute and appoint Kirby J. Taylor, or in his absence, Todd R. Fry, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

March 15, 2004	/s/ Louis J. Akers

Louis J. Akers, Director

March 15, 2004	/s/ Phillip E. Cline

Philip E. Cline, Director

March 15, 2004	/s/ Charles R. Hooten, Jr.

Charles R. Hooten, Jr., Director

March 15, 2004	/s/ Harley F. Mooney, Jr.

Harley F. Mooney, Jr., Director

March 15, 2004	/s/ A. Michael Perry

A. Michael Perry, Director

March 15, 2004	/s/ Marshall T. Reynolds

Marshall T. Reynolds, Director

March 15, 2004	/s/ Neal W. Scaggs

Neal W. Scaggs, Director

March 15, 2004	/s/ Glenn W. Wilcox

Glenn W. Wilcox, Director

EXHIBIT INDEX

FORM S-8 REGISTRATION STATEMENT
CHAMPION INDUSTRIES, INC.

Exhibit No.	Description of Exhibit	Sequential Page No.
5	Opinion of Huddleston, Bolen Beatty, Porter & Copen LLP as to legality	10

23.1	Consent of Ernst & Young LLP	11

23.2	Consent of Huddleston, Bolen LLP (filed as part of the opinion at Exhibit 5)

24	Power of attorney is contained elsewhere in Part II of this Registration Statement